Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-176462 on Form S-8 of Auxilio, Inc. (the "Company") of our report dated March 30, 2016, relating to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Haskell & White LLP

Irvine, California
March 30, 2016